                                                                  EXHIBIT 99.3




                           COOPERS & LYBRAND [LOGO]

                           COOPERS & LYBRAND L.L.P.

                         a professional services firm




                  KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES

             REPORT ON AUDIT OF CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1993

                              TABLE OF CONTENTS

                                                               PAGES
Report of Independent Accountants                               1


Financial Statements:

  Consolidated Balance Sheets                                  2-3
  Consolidated Statements of Operations                         4
  Consolidated Statements of Stockholders' Equity               5
  Consolidated Statements of Cash Flows                        6-7
  Notes to Consolidated Financial Statements                   8-22

Supplemental Information:

  Accountants' Report on Supplemental Information              24
  Consolidating Balance Sheet                                  25
  Consolidating Statement of Operations                        26

[COOPERS                                     COOPERS & LYBRAND L.L.P.
& LYBRAND LOGO]
                                             a professional services firm


REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Key Florida Bancorp, Inc.
Bradenton, Florida

We have audited the accompanying consolidated balance sheets of Key Florida Bancorp, Inc. and subsidiaries (the Company) as of September 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Key Florida Bancorp, Inc. and subsidiaries as of September 30, 1994 and 1993, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statement, effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".


                                                 /s/ Coopers & Lybrand LLP

Tampa, Florida
November 23, 1994

KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 1994 and 1993



                            ASSETS                                                    1994              1993
Cash and due from banks                                                           $ 1,763,292       $ 1,224,307
Interest bearing deposits                                                             107,293         1,532,112
Federal funds sold                                                                          0           140,000
                                                                                  -----------       -----------
   Cash and cash equivalents                                                        1,870,585         2,896,419

Investment securities (market value approximates $10,348,500 and
   $15,435,000, respectively)                                                      11,031,863        15,424,660
Loans held for sale                                                                         0         1,447,800
Loans receivable, net                                                              70,958,307        56,597,166
Bank premises and equipment, net                                                      992,701         1,376,577
Accrued interest receivable                                                           502,725           480,360
Other real estate owned, net                                                          703,405           751,330
Federal Home Loan Bank stock, at cost                                                 936,000           912,900
Loan servicing rights acquired and excess servicing fees receivable                   366,436           541,610
Prepaid expenses and other assets                                                     284,480           564,214
Deferred tax asset                                                                     34,000                 0
                                                                                  -----------       -----------
                                                                                  $87,680,502       $80,993,036
                                                                                  ===========       ===========

The accompanying notes are an integral part of these financial statements.

KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS, CONTINUED
September 30, 1994 and 1993




               LIABILITIES AND STOCKHOLDERS' EQUITY                                       1994            1993
Liabilities:
  Non-interest bearing deposits                                                        $ 3,173,734     $ 2,914,139
  Interest bearing demand deposits                                                       5,143,133       4,939,748
  Money market deposits                                                                  4,294,114       3,921,667
  Savings deposits                                                                       1,639,540       1,850,837
  Time deposits                                                                         59,432,657      50,167,367
    Total deposits                                                                     -----------     -----------
                                                                                        73,683,178      63,793,758

Federal Home Loan Bank advances                                                          9,250,000      13,000,000
Notes payable                                                                              495,073         375,948
Accrued interest payable                                                                    71,151          75,418
Amounts due on loans serviced                                                               17,616          18,271
Accrued expenses and other liabilities                                                     174,581         358,572
Income taxes currently payable                                                              34,000               0
                                                                                       -----------     -----------
   Total liabilities                                                                    83,725,599      77,621,967
                                                                                       -----------     -----------

Commitments and contingencies (Notes 2, 3, 7, 14, 15, 16, 17)

Stockholders' equity:
  Series A, variable rate cumulative convertible preferred stock, $.01 par value and $10 state value, 1,000,000 shares authorized, 43,025
    shares issued and outstanding                                                          430,250         430,250
  Commom stock, $.01 par value, 4,000,000 shares authorized, 801,093
    and 689,810 shares issued and outstanding, respectively                                  8,011           6,898
  Additional paid-in capital                                                             5,091,962       4,592,306
  Accumulated deficit                                                                   (1,570,413)     (1,654,420)
  Less treasury stock at cost (934 and 779 shares of common stock, respectively, and 84 shares of preferred stock at September 30,
    1994)                                                                                   (4,907)         (3,965)
                                                                                       -----------     -----------

Total stockholders' equity                                                               3,954,903     $ 3,371,069
                                                                                       -----------     -----------
                                                                                       $87,680,502     $80,993,036
                                                                                       ===========     ===========


The accompanying notes are an integral part of these financial statements.

KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended September 30, 1994 and 1993




                                                                         1994             1993
Interest income:
   Interest and fees on loans                                         $5,265,491       $ 4,546,610
                                                                      ----------       -----------
Interest and dividends on investment securities:
   U.S. Treasury securities                                               48,041           211,408
   U.S. Government agencies and mortgage-backed securities               407,062         1,078,751
   Other securities                                                      275,653           103,701
                                                                      ----------       -----------
                                                                         730,756         1,393,860
                                                                      ----------       -----------
Interest on federal funds sold                                             2,635             5,848
                                                                      ----------       -----------
     Total interest income                                             5,998,882         5,946,318
                                                                      ----------       -----------

Interest expense:
   Interest on deposits                                                3,045,860         3,304,186
   Interest on notes payable                                              44,530            37,506
   Interest on Federal Home Loan Bank advances                           604,489           643,031
                                                                      ----------       -----------
     Total interest expense                                            3,694,879         3,984,723
                                                                      ----------       -----------
     Net interest income
                                                                       2,304,003         1,961,595
Provision for loan losses
                                                                          45,311            74,162
                                                                      ----------       -----------
     Net interest income after provision for loan losses               2,258,692         1,887,433

Other income                                                             402,439           778,027
Other expense                                                          2,546,311         2,590,309
                                                                      ----------       -----------
     Net income
                                                                      $  114,820       $    75,151
                                                                      ==========       ===========



The accompanying notes are an integral part of these financial statements.

KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY for the years ended September 30 1994 and 1993


                                   PREFERRED STOCK      COMMON STOCK    TREASURY STOCK   ADDITIONAL
                                 ------------------- ------------------ ---------------    PAID-IN    ACCUMULATED
                                  SHARES     AMOUNT   SHARES    AMOUNT  SHARES   AMOUNT    CAPITAL      DEFICIT       TOTAL
                                 --------   -------- --------  -------- ------  -------  -----------  -------------  -------
Balance, September 30, 1992       43,025    $430,250  689,810   $6,898      0         0   $4,592,306   $(1,699,458)   $3,329,996

Net income                                                                                                  75,151       75l,151

Preferred dividends paid, $.70
  per share                                                                                                (30,113)      (30,113)

Purchase of Treasury stock                                                779   $(3,965)                                  (3,965)
                                  ------    --------  -------   ------  -----   -------   ----------   -----------    ----------
Balance, September 30, 1993       43,025     430,250  689,810    6,898    779    (3,965)   4,592,306    (1,654,420)    3,371,069

Net income                                                                                                 114,820       114,820

Preferred dividends paid, $.70
  per share                                                                                                (30,813)      (30,813)

Common stock issued                                   111,283    1,113                       499,656                     500,769

Purchase of Treasury stock:
  Common stock                                                            155      (449)                                    (449)
  Preferred stock                                                          84      (493)                                    (493)
                                  ------    --------  -------   ------  -----   -------   ----------   -----------    ----------
Balance, September 30, 1994       43,025    $430,250  801,093   $8,011  1,018   $(4,907)  $5,091,962   $(1,570,413)   $3,954,903
                                  ======    ========  =======   ======  =====   =======   ==========   ===========    ==========

The Accompanying notes are an integral part of these financial statements.

KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended September 30, 1994 and 1993


                                                                           1994          1993
Cash flows from operating activities:
  Net income                                                          $   114,820   $     75,151
  Adjustments to reconcile net income to net cash used in
      operating activities:
    Depreciation and amortization of bank premises and equipment          159,815         55,432
    Provision for loan losses                                              45,311         74,162
    Amortization of fees and discount on loans                            181,966        343,069
    Amortization of premium on investment and mortgage-backed
        securities                                                         36,385        131,863
    Amortization of loan servicing rights and excess servicing fees       175,174        520,076
    Net (gain) loss on disposition of bank premises and equipment          (5,398)         9,332
    Net loss (gain) on sale of loans                                       93,910       (553,858)
    Net (gain) loss on sale of other real estate owned                     (2,280)        15,708
    Net (gain) loss on sale of investment securities                      (12,750)      (213,972)
    Deferred income taxes                                                 (34,000)             0

  Change in assets and liabilities:
    (Increase) decrease in accrued interest receivables                   (22,365)        96,197
    Decrease in prepaid expenses and other assets                         279,734        146,096
    (Decrease) increase in accrued interest payable                        (4,267)        12,233
    Increase (decrease) in amounts due on loans serviced                     (655)      (917,337)
    Increase (decrease) in accrued expenses and other liabilities        (183,991)        69,204
    Increase in income taxes currently payable                             34,000              0
                                                                      -----------   ------------
      Net cash provided by (used in) operating activities                 855,409       (126,644)
                                                                      -----------   ------------

Cash flows from investing activities:
  Purchase of Federal Home Loan Bank stock                                (23,100)       (90,700)
  Loan originations, net                                              (30,207,161)   (28,253,769)
  Proceeds from the sale of loans                                      16,965,862     23,650,225
  Proceeds on other real estate sold                                       50,205        292,122
  Purchase of investment securities                                    (1,688,750)   (14,918,533)
  Proceeds from the sale of investment securities                       5,133,266     21,182,201
  Proceeds from maturities and repayments of investment securities        924,646      7,901,893
  Purchase of bank premises and equipment                                (129,518)       (49,170)
  Proceeds from sale of bank premises and equipment                       358,977        144,876
  Recoveries on loans charged-off                                           6,771         10,323
  Decrease in advances from borrowers for taxes and insurance                   0     (1,902,661)
                                                                      -----------   ------------

      Net cash (used in) provided by investing activities              (8,608,802)     7,936,807
                                                                      -----------   ------------

The accompanying notes are an integral part of these financial statements.

KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS, CONTINUED for the years ended September 30, 1994 and 1993



                                                                    1994        1993
Cash flows from financing activities:
  Net increase in non-interest bearing deposits                $    259,595  $  1,138,624
  Net increase (decrease) in interest bearing deposits              203,385      (637,887)
  Net increase (decrease) in money market deposits                  372,447      (572,766)
  Net increase (decrease) in savings deposits                      (211,297)   (1,216,453)
  Net increase (decrease) in time deposits                        9,265,290    (7,429,339)
  Proceeds from Federal Home Loan Bank advances                  94,500,000    79,500,000
  Repayment of Federal Home Loan Bank advances                  (98,250,000)  (78,500,000)
  Proceeds from issuance of notes payable                           300,000             0
  Repayments on notes payable                                      (180,875)      (24,594)
  Cash dividends paid on preferred stock                            (30,813)      (30,113)
  Proceeds from sale of common stock                                500,769             0
  Purchase of Treasury stock                                           (942)            0
                                                               ------------  ------------

      Net cash provided by (used in) financing activities         6,727,559    (7,772,528)
                                                               ------------  ------------
Net increase (decrease) in cash and cash equivalents             (1,025,834)       37,635

Cash and cash equivalents at beginning of year                    2,896,419     2,858,784
                                                               ------------  ------------

Cash and cash equivalents at end of year                       $  1,870,585  $  2,896,419
                                                               ============  ============

Supplemental disclosures of cash flow information:
  Cash payments for interest                                   $  3,699,000  $  3,972,000
                                                               ============  ============

  Cash payments for income taxes                               $          0  $     23,000
                                                               ============  ============

Supplemental disclosure of non-cash investing and financing activities:

  For the year ended September 30, 1993, Key Florida Bank (the Bank) received other real estate owned of approximately $48,000 in exchange for loans receivable. For the year ended September 30, 1993, the Bank received 779 shares of the Company's common stock in exchange for loan receivable approximately $3,965. These non-cash transactions were excluded from the above consolidated statement of cash flows.

The accompanying notes are an integral part of these financial statements.

KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Key Florida Bancorp, Inc. (the "Holding Company") is the sole shareholder of Key Florida Bank, F.S.B. (the "Bank"). The Holding Company operates as a unitary savings and loan holding company. The Holding Company's primary business activity is the operation of the Bank. The accounting and reporting policies of Key Florida Bancorp, Inc. and Subsidiaries (the "Company") conform to generally accepted accounting principles and to general practices within the thrift industry. The following summarizes the more significant of these policies and practices:

    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Holding Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers cash and cash equivalents to include cash on hand, amounts due from banks, interest-bearing deposits with maturities of less than ninety days and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company maintains its due from banks and federal funds sold with correspondent banking relationships as determined by the Company's board of directors. At September 30, 1994, the primary correspondent banks were AmSouth Bank, N.A., NationsBank and the Federal Home Loan Bank.

    INVESTMENT SECURITIES - Investment securities are carried at cost, increased by the accretion of discounts and decreased by the amortization of premiums. Accreted discounts and amortized premiums are included in interest income over the term of the investment using the interest method. Gains and losses realized from the sale of investment securities are determined using the specific identification method. Periodic fluctuations in market value are not considered to impair the investment quality of these assets. Management has the intent and believes that the Company has the ability to hold its investment securities to maturity.

    LOANS HELD FOR SALE - Mortgage loans originated or purchased and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Cost was $1,447,800 and market was approximately $1,475,000 at September 30, 1993. Net unrealized losses are recognized in a valuation allowance by charges to earnings. At September 30, 1994, the Bank had no mortgage loans originated or purchased and intended for sale in the secondary market.

    LOAN ORIGINATION COSTS, NET - The Company accounts for loan origination fees in accordance with Statement of Financial Accounting Standards No. 91. This statement requires the deferral of loan origination fees and the capitalization of direct loan costs. The fees deferred, net of costs capitalized, are amortized to interest income as an adjustment of yield over the life of the loan.

        LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans are stated at the amount of unpaid principal, reduced by deferred loan fees and an allowance for loan losses. Interest income is recognized using the simple interest method on daily balances of principal amounts outstanding.

        The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into considerations such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

        Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Classification of a loan as nonaccrual is not necessarily indicative of a potential loss of principal.

        BANK PREMISES AND EQUIPMENT, NET - Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from seven to ten years for office furniture and equipment and forty years for the Company's buildings. Amortization of leasehold improvements is computed using the straight-line method over the term the Company expects to lease the related property. Maintenance and repairs are charged to expense as incurred. Renewals and betterments which materially increase the value of the property are capitalized. When office property or equipment is sold, or otherwise disposed of, the cost and related depreciation or amortization are removed form the respective accounts and the respective gains and losses are included in earnings.

        OTHER REAL ESTATE OWNED, NET - Other real estate owned includes foreclosed assets held for sale and in-substance foreclosed assets. After foreclosure, foreclosed assets are carried at the lower of fair value minus estimated costs to sell or cost. Cost at the time of foreclosure is the fair value of the asset foreclosed. If the fair value of the asset minus the estimated costs to sell the asset is less than the cost of the asset, the deficiency is recognized as a valuation allowance.

        In-substance foreclosures result when a borrower is having financial difficulty and there has been a diminution in the value of the collateral of such a magnitude that the borrower has no equity, and where prospects for building equity in such collateral are doubtful.

        LOAN-SERVICING RIGHTS ACQUIRED AND EXCESS SERVICING FEES RECEIVABLE - The cost of loan-servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. When loans sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "excess servicing fees receivable" is amortized over the estimated life using a method approximating the level-yield method.

        The cost of loan-servicing rights purchased, the excess servicing fees receivable, and the amortization thereon are periodically evaluated in relation to estimated future net servicing revenues. The Company evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the portfolio based on management's best estimate of remaining loan lives.

        INCOME TAXES - The Company adopted Statement of Financial Accounting Standard (SFAS) No. 109 "Accounting for Income Taxes" effective October 1, 1993. The adoption of SFAS No. 109 changes the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability method. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability method requires the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

        FUTURE ACCOUNTING REQUIREMENTS - The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard
        No. 107 ("SFAS 107"), which extends existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. SFAS 107 is effective for the Company's year ending September 30, 1996. SFAS 107 requires only additional disclosure and will not have a financial impact on the Company.

        The FASB issued Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting By Creditors for Impairment of a
        Loan," in May 1993. SFAS 114 requires creditors to measure loan impairment based on the present value of expected future cash flows, observable market prices, or the fair value of the collateral if the loan is collateral dependent. SFAS 114 was amended by SFAS 118 in October 1994. SFAS 118 allows creditors to use existing methods for recognizing interest income on impaired loans. SFAS 118 is effective for the Company's year ending September 30, 1996. Management does not anticipate that the adoption of SFAS 118 will have a material impact on the Company.

        The FASB issued Statement of Financial Accounting Standards No. 115 ("SFAS 115") "Accounting for Certain Securities," in May 1993.
        SFAS 115 requires companies to classify all investments in debt securities and investments in equity securities that have readily determinable fair values into three distinct categories, each having unique accounting characteristics. The categories consist of "Held-to-Maturity," "Available-for-Sale" and "Trading." Held-to-maturity securities would be measured at amortized cost. Available-for-sale securities would be measured at fair value and any unrealized holding gains and losses would be reported as a net amount in a separate component of shareholders' equity until realized.
        Trading securities would be measured at fair value and any unrealized holding gains and losses would be included in earnings. SFAS 115 is effective for the Company's year ending September 30, 1995. Management does not anticipate that the adoption of SFAS 115 will have a material impact on the Company.

        The FASB issued SFAS 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" in October
        1994. SFAS 119 expands current disclosure requirements by distinguishing between derivative financial instruments held or issued for trading purposes and those held for other than trading purposes. Entities holding derivative financial instruments for purposes other than trading will be required to disclose a description of the entity's objectives for holding or issuing the derivative financial instruments. SFAS 119 is effecive for the Company's year ending September 30, 1995. SFAS 119 requires only additional disclosures and will not have a financial impact on the Company.

        RECLASSIFICATION - Certain amounts have been reclassified from their previous presentation to conform with current year presentation.

2.      REGULATORY MATTERS:

        On May 13, 1991, the Bank entered into an Operating Agreement with the Office of Thrift Supervision (OTS). Management agreed to establish and maintain certain written policies and procedures in accordance with applicable regulations and to classify certain assets under certain prescribed conditions. On March 19, 1992, the Operating Agreement was terminated and replaced by a Supervisory Agreement. The Board of Directors, among other things, agreed that it will provide independent and effective oversight over all operations and activities of the Bank, including compliance with the Supervisory Agreement and will review and strengthen senior management. The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required for the regulatory capital requirement imposed by regulatory authorities.

        Failure by the Bank to comply with the Supervisory Agreement could result in more restrictive actions taken by the OTS. The
        Bank's ability to comply with the Supervisory Agreement is dependent on future events and cannot be determined at the present time.

       The Board of Directors replaced the Bank's president and other senior management in the prior year in an attempt to improve operations. In addition, overhead costs have been reduced or eliminated where they were deemed to be unnecessary. The Company issued $300,000 of debenture notes on December 29, 1993 with the proceeds used to purchase additional shares in the Bank. In management's opinion the Bank is in compliance, in all material respects, with the Supervisory Agreement.

       The Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) of 1989 requires institutions to have a minimum regulatory tangible capital equal to 2% of adjusted total assets, a minimum 4% core capital ratio and a 8% risk-based capital ratio.

       The following is a summary of the capital requirements, the Bank's capital and the amounts in excess as of September 30, 1994:


                       TANGIBLE                      CORE                      RISK BASED
              -------------------------   --------------------------  ----------------------------
                                               ($ IN THOUSANDS)                         % OF
                                                                                  RISKED-WEIGHTED
              AMOUNT        % OF ASSETS    AMOUNT        % OF ASSETS   AMOUNT          ASSETS

Regulatory    $3,910,290           4.48%  $3,946,725           4.52%   $4,559,326          9.01%
Capital
Requirement    1,745,268           2.00%   3,490,537           4.00%    4,048,857          8.00%
              ----------    -----------   ----------     ----------    ----------   -----------
Excess        $2,165,022           2.48%  $  456,188           0.52%   $  510,469          1.01%
              ==========    ===========   ==========     ==========    ==========   ===========

FIRREA stipulates that an institution that does not meet any of the capital standards must submit a capital plan to the OTS that outlines the institution's plans for attaining the required levels of regulatory capital. Failure to obtain approval of its capital plan or maintain compliance with an approved capital plan could result in OTS regulatory action. An institution not in compliance with regulatory capital standards or its capital plan will be precluded from asset growth unless approval is specifically granted by the OTS. If growth is allowed, it will be restricted generally to the amount of net interest credited on deposit accounts. The Bank was in compliance with the minimum regulatory requirements at September 30, 1994, the date of these financial statements.

3.     INVESTMENT SECURITIES:

       The book value and approximate market value of investment securities at September 30, 1994 and 1993 are summarized as follows:

                                                                      1994
                                       --------------------------------------------------------------------
                                                           GROSS               GROSS           APPROXIMATE
                                       BOOK VALUE    UNREALIZED GAINS     UNREALIZED LOSSES    MARKET VALUE
                                       -----------   ----------------     -----------------    ------------
U.S. Treasury Securities               $   997,617        $     0             $ (75,617)       $   922,000
GNMA certificates                        3,539,749              0              (134,749)         3,405,000
Collaterialized mortgage obligations     6,441,997              0              (472,997)         5,969,000
Other                                       52,500              0                     0             52,500
                                       -----------        -------             ---------        -----------
                                       $11,031,863        $     0             $(683,363)       $10,348,500
                                       ===========        =======             =========        ===========

                                                                      1993
                                       --------------------------------------------------------------------
                                                           GROSS               GROSS           APPROXIMATE
                                       BOOK VALUE    UNREALIZED GAINS     UNREALIZED LOSSES    MARKET VALUE
                                       -----------   ----------------     -----------------    ------------
U.S. Treasury Securities               $   997,078        $ 1,922             $       0        $   999,000
GNMA certificates                        6,031,923          1,504                (4,427)         6,029,000
FNMA certificates                        2,140,451          2,043               (12,494)         2,130,000
Collaterialized mortgage obligations     6,255,208         33,266               (11,474)         6,277,000
                                       -----------        -------             ---------        -----------
                                       $15,424,660        $38,735             $ (28,395)       $15,435,000
                                       ===========        =======             =========        ===========

The book value and approximate market value of investments at September 30, 1994 and 1993, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities due to borrowers having the right to call or prepay obligations with or without prepayment penalties.

                                                    1994                                   1993
                                         ----------------------------           ----------------------------
                                                         APPROXIMATE                            APPROXIMATE
                                         BOOK VALUE      MARKET VALUE           BOOK VALUE      MARKET VALUE
                                         -----------     ------------           -----------     ------------
Due within one year                      $    52,500     $    52,500            $    17,000      $         0
Due after one year through five years        997,617         922,000                997,076          999,000
Mortgage-backed securities                 9,981,746       9,374,000             14,427,584       14,436,000
                                         -----------     -----------            -----------      -----------
                                         $11,031,863     $10,348,500            $15,441,660      $15,435,000
                                         ===========     ===========            ===========      ===========

Proceeds from sales of investments in debt securities during 1994 and 1993 approximated $2,042,000 and $21,182,000, respectively. Gross gains of approximately $17,000 and $258,000 and gross losses of approximately $6,000 and $44,000 were realized on those sales during 1994 and 1993, respectively.

Securities with an approximate book value of $9,982,000 and approximate market value of $9,321,500 were pledged at September 30, 1994 for Federal Home Loan Bank advances. There were no securities pledged at September 30, 1993.

4.     LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES:

       A summary of the loan distribution at September 30, 1994 and 1993 follows:

                                              1994                1993
Commercial                                $ 2,147,786          $ 2,905,845
Commercial real estate                     12,329,204           11,908,492
Residential real estate                    41,851,120           31,259,049
Real estate - construction                 13,456,088            9,548,715
Installment                                 1,560,631            1,521,106
Loan origination costs, net                   226,079               20,224
                                          -----------          -----------
                                           71,570,908           57,163,431
Allowance for loan losses                    (612,601)            (566,265)
                                          -----------          -----------
                                          $70,958,307          $56,597,166
                                          ===========          ===========

The Company grants purchases real estate and commercial and installment loans throughout Florida, with a majority in the Sarasota and Manatee County area. Although the Company has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent primarily upon the economy of Sarasota and Manatee Counties, Florida and general economical conditions.

Loans on which accrual of interest has been discontinued amounted to approximately $529,300 and $1,737,500 at September 30, 1994 and 1993, respectively. If interest on those loans had been accrued, such income would have approximated $19,000 and $141,000 for 1994 and 1993, respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                     1994           1993
Allowance at beginning of year                     $566,265       $894,601
                                                   --------       --------
Additions:
  Provision                                          45,311         74,162
  Recoveries on loans previously charged off          6,771         10,323
                                                   --------       --------
Total additions                                      52,082         84,485
                                                   --------       --------
Loans charged off                                     5,746        412,821
                                                   --------       --------
Allowance at end of year                           $612,601       $566,265
                                                   ========       ========

In management's opinion, the allowance is adequate to reflect the risk in the loan portfolio.

LOANS WITH OFFICERS AND DIRECTORS- In the course of its business, the Bank has granted loans to executive officers, directors and principal stockholders of the Company and to their related interests. As of September 30, 1994 and 1993, loans to such parties were as follows:

                                                     1994           1993
Balance at beginning of year                       $775,569       $935,162
New loans                                           137,687         90,000
Repayments on loans                                 (39,018)      (249,593)
                                                   --------       --------
Balance at end of year                             $874,238       $775,569
                                                   ========       ========

       LOAN SERVICING - Mortgage loans services for others are not included in the accompanying balance sheet. The Company has purchased servicing rights from other lenders and has retained servicing from loans the Company sold to other investors. Management does not plan to purchase servicing rights in the future but does expect to continue to originate and sell certain loans and retain the rights to service such loans. The unpaid principal balances of these loans as of September 30, 1994 and 1993 are summarized as follows:


                                                             1994
                            -------------------------------------------------------------------------
                              NUMBER      APPROXIMATE UNPAID   WEIGHTED AVERAGE    WEIGHTED AVERAGE
                             OF LOANS     PRINCIPAL BALANCE      SERVICE FEE      REMAINING MATURITY
                            ---------     ------------------   ----------------   -------------------
Fixed rate mortgages           498            $19,145,000           0.43%             234 months
Variable rate mortgages        266             17,680,000           0.46%             268 months
                               ---            -----------
                               764            $36,825,000
                               ===            ===========


                                                             1993
                            -------------------------------------------------------------------------
                              NUMBER      APPROXIMATE UNPAID   WEIGHTED AVERAGE    WEIGHTED AVERAGE
                             OF LOANS     PRINCIPAL BALANCE      SERVICE FEE      REMAINING MATURITY
                            ---------     ------------------   ----------------   -------------------
Fixed rate mortgages           723            $30,410,000           0.42%             239 months
Variable rate mortgages        337             23,467,000           0.48%             288 months
                             -----            -----------
                             1,060            $53,877,000
                             =====            ===========

       The following is an analysis of the changes in loan servicing rights purchased and excess servicing fees retained asset balances for the years ended September 30, 1994 and 1993:

                                  PURCHASED         RETAINED          TOTAL
                                 -----------       ----------     ------------
Balance October 1, 1992           $1,012,138        $ 59,548       $1,071,686
  Amortization                      (511,211)        (18,865)        (530,076)
                                  ----------        --------       ----------
Balance, September 30, 1993          500,927          40,683          541,610
  Amortization                      (152,554)        (22,620)        (175,174)
                                  ----------        --------       ----------
Balance, September 30, 1994       $  348,373        $ 18,063       $  366,436
                                  ==========        ========       ==========

5.     BANK PREMISES AND EQUIPMENT:

       Bank premises and equipment and their related accumulated depreciation and amortization consisted of the following:

                                                     1994         1993
Land                                              $  189,542    $  189,542
Building                                             468,876       696,079
Leasehold improvements                                97,803       231,171
Office machines and equipment                        377,742       408,721
Signs and displays                                    60,699        60,699
Furniture and fixtures                               518,577       471,625
Vehicles                                              16,438             0
                                                  ----------    ----------
    Total, at cost                                 1,729,677     2,057,837
Less accumulated depreciation and amortization       736,976       681,260
                                                  ----------    ----------
Bank premises and equipment, net                  $  992,701    $1,376,577
                                                  ==========    ==========

6.     OTHER REAL ESTATE OWNED:

       A summary of the Company's other real estate owned at September 30, 1994 and 1993 is as follows:

                                                    1994
                                 ---------------------------------------------
                                    BANK        HOLDING COMPANY   CONSOLIDATED
                                 -----------    ---------------   ------------
Acquired through foreclosure      $ 303,963         $ 417,087        $ 721,050
Less valuation allowance            (17,645)                           (17,645)
                                  ---------         ---------        ---------
                                  $ 286,318         $ 417,087        $ 703,405
                                  =========         =========        =========

                                                    1993
                                 ---------------------------------------------
                                    BANK        HOLDING COMPANY   CONSOLIDATED
                                 -----------    ---------------   ------------
Acquired through foreclosure      $ 348,391         $ 417,087        $ 765,478
Less valuation allowance            (14,148)                           (14,148)
                                  ---------         ---------        ---------
                                  $ 344,243         $ 417,087        $ 751,330
                                  =========         =========        =========


7.     FEDERAL HOME LOAN BANK ADVANCES:

       A summary of advances from the Federal Home Loan Bank as of September 30, 1994 as follows:



              MATURING IN          WEIGHTED AVERAGE        ADVANCE OUTSTANDING
              YEAR ENDED           INTEREST RATE AT           BALANCE AT
             SEPTEMBER 30,         SEPTEMBER 30, 1994       SEPTEMBER 30, 1994
           ----------------      ---------------------    ---------------------
               1995                    5.60%                  $  9,250,000
                                                              ============

       At September 30, 1994, advances from the Federal Home Loan Bank were collaterized by certain investment securities with an approximate book value of $9,982,000 and approximate market value of $9,321,500, and certain loans receivable with an aggregate unpaid principal balance of approximately $10,268,000.

8.     NOTES PAYABLE:

       The notes payable at September 30, 1995 and 1993 consisted of the following:

                                                        1994            1993
       9% note payable, original face amount of
       $65,772 payable in equal monthly
       installments of $827 with a final balloon
       payment due June 1994; renegotiated in May
       1994, interest of prime + 1%, payable in
       equal monthly installments of $537 with a
       final balloon payment due in May 1997            $ 50,862      $ 55,419

       8.5% note payable, original face amount
       $181,000 payable in equal monthly
       installments of $1,816 with a final balloon
       payment due June 1995                                   0       161,681

       9% note payable, original face amount
       $188,525 payable in equal monthly
       installments of $2,370, due June 2001             144,211       158,848

       Subordinated debentures, original face
       amount $300,000, interest or prime + 1%
       due quarterly (prime rate was 7.75% at
       September 30, 1994), principal of $12,500
       due quarterly starting January 1995 with
       balloon payment due December 2000                 300,000             0
                                                        --------      --------
                                                        $495,073      $ 375,948
                                                        ========      =========

       Maturities of notes payable for the five years subsequent to September 30, 1994 are as follows:


              Year ending September 30,
              -------------------------
                     1995                               $ 72,576
                     1996                                 74,086
                     1997                                107,263
                     1998                                 71,265
                     1999                                 73,260

9.     PREFERRED STOCK:

       During 1991, the Holding Company sold 44,025 shares of Series A variable rate cumulative convertible preferred stock for $10 per share. Issuance costs of $100,417 were deducted from additional paid-in capital. During 1992, the Holding Company repurchased 1,000 shares of preferred stock in a recision offering. In the event that dividends payable on the share are in arrears for three quarters or more or anytime after seven years, each share of preferred stock is convertible, at the option of the holder, into .67 shares of the Holding Company's common stock. Dividends on the preferred stock will be paid at a rate equal to one percent over the prime interest rate at the time of payment, but not less than 7% per annum or more than 13.5% per annum.

10.    INCOME TAXES:

       As discussed in Note 1, the Company adopted SFAS No. 109 effective October 1, 1993. Under the provisions of SFAS No. 109, the Company elected not to restate prior years' consolidated financial statements. The cumulative effect of initial adoption resulted in the recognition of deferred tax assets approximating $546,400, deferred tax liabilities approximating $170,000, and a valuation allowance approximating $376,400.

       Significant components of the provision for income taxes for the year ending September 30, 1994 is as follows:

       Current:
         Federal                                 $ 34,000
         State                                          0
                                                 --------
           Total Current                           34,000

       Deferred:
         Federal                                  (34,000)
         State                                          0
                                                 --------
           Total Deferred                         (34,000)
                                                 --------
                                                 $      0
                                                 ========

       The effective tax rate for the year ending September 30, 1994 differs from the statutory tax rate as follows:

                                                                           % of
                                                                          PRETAX
                                                                          AMOUNT      INCOME
                                                                         --------    --------
       Statutory federal tax rate                                        $ 39,000        34.0%

       Change in deferred tax asset valuation allowance                   (45,400)      (39.5)

       Other                                                                6,400         5.5%
                                                                         --------      ------

            Net provision                                                $      0      $  0.0%
                                                                         ========      ======

Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. In general, these temporary differences are more inclusive than timing differences recognized under previously applicable accounting principles. The items which comprise a significant portion of deferred tax assets and liabilities at September 30, 1994 are as follows:


Gross deferred tax assets:
  Allowance for doubtful accounts                                 $ 190,000
  Benefit of operating loss carryforwards                           225,000
  Alternative minimum tax credit                                     34,000
  Other                                                               4,000
                                                                  ---------

   Total                                                            453,000

  Less valuation allowance                                         (331,000)
                                                                  ---------

  Net deferred tax assets                                           122,000
                                                                  ---------

Gross deferred tax liabilities:
  Book basis in excess of tax basis for investments                 (69,000)
  Cash to accrual adjustment                                        (19,000)
                                                                  ---------

   Gross deferred tax liabilities                                   (88,000)
                                                                  ---------

   Net deferred tax asset                                         $  34,000
                                                                  =========

       Deferred income taxes include the tax impact of net operating loss carryforwards. Realization of these assets is contingent on future taxable earnings. In accordance with the provisions of SFAS No. 109, a valuation allowance of $308,000 at September 30, 1994 is deemed adequate for these and other items which are not considered probable of realization. The net change in the valuation allowance for deferred tax assets was a decrease of $68,400 related to the benefits arising from operating loss carryforwards.

       The Company's effective tax rate on pretax income differs from the statutory federal income tax rate for the year ended September 30, 1993 as follows:

              Tax provision at federal statutory rate          $ 16,881
              Decreases in tax resulting from:
                Utilization of tax loss carryforwards           (16,881)
                                                               --------
                                                               $      0
                                                               ========

       At September 30, 1994, the Company had net operating loss carryforwards for federal income tax purposes of approximately $563,000, which are available to offer future taxable income through 2008.

11.    INTEREST ON DEPOSITS:

       Interest on deposits is summarized as follows:

                                                        1994          1993

       Interest bearing demand deposits              $  193,122    $  207,918
       Savings deposits                                  58,182        83,620
       Time deposits                                  2,794,556     3,012,648
                                                     ----------    ----------
                                                     $3,045,860    $3,304,186
                                                     ==========    ==========

12.    OTHER INCOME:

       Other income consisted of the following:

                                                        1994          1993

       Net gain on sale of loans                     $  148,869    $  553,858
       Net gain on sale of investments                   10,617       213,973
       Loan servicing expenses, net                    (105,271)     (133,568)
       Mortgage loan underwriting fees                   34,380        27,029
       Servicing charges on deposit accounts             71,048        55,588
       Service charges on loans                          59,459        31,612
       Other miscellaneous                              183,337        29,535
                                                     ----------    ----------
                                                     $  402,439    $  778,027
                                                     ==========    ==========

13.    OTHER EXPENSE:

       Other expense is summarized as follows:

                                                        1994          1993

       Salaries and employee benefits                $1,194,223    $1,126,081
       Occupancy and equipment, net                     370,564       470,042
       Data processing                                  111,948       120,656
       Federal insurance premium                        194,661       198,423
       Legal and professional fees                      211,888       229,516
       Real estate owned expenses                             0        17,236
       Printing, supplies, and postage                   96,344        92,676
       Telephone                                         62,302        63,108
       Supervisory examinations                          40,731        47,346
       Intangible and personal property taxes             1,871        30,412
       Bank service charges                              35,710        29,857
       Other miscellaneous                              226,069       164,956
                                                     ----------    ----------
                                                     $2,546,311    $2,590,309
                                                     ==========    ==========

14.    LEASE COMMITMENTS:

       The Company is obligated under noncancelable operating leases for its administrative office and three branch offices. Approximate future minimum lease payments on these leases at September 30, 1994 are as follows:


              Year ending September 30,
              -------------------------
                     1995                               $108,500
                     1996                                107,500
                                                        --------
                                                        $216,000
                                                        ========

       Rent expense for the years ended September 30, 1994 and 1993 approximated $124,000 and $186,000, respectively.

15.    EMPLOYEE STOCK OWNERSHIP PLAN:

       Effective January 1, 1989, the Company established an Employee Stock Ownership Plan (ESOP). The Plan has purchased 12,000 preferred shares and 4,130 shares of common stock of the Holding Company. These stock purchases were partially funded by a $100,000 borrowing by the ESOP. The Company has not guaranteed the loan and is not obligated to make annual contributions to enable the ESOP to repay the loan principal and interest; however it intends to make such contributions. Interest incurred on this loan was approximately $2,800 and $7,600 for 1994 and 1993, respectively. Shares that have been allocated to employees are 1,642 common shares and 795 preferred shares. No contributions were made during the years ended September 30, 1994 and 1993.

16.    STOCK OPTION PLAN:

       The Company had a stock option plan for certain outside directors that expired in November 1992.

       The Company has an incentive stock option plan for officers and key employees. The plan which expires in 1998, provides that no options are exercisable more than five years after the grant date. At September 30, 1994 and 1993, 38,999 shares remain available for grant under the incentive stock option plan.

       A summary of transactions for 1993 under the two plans is as follows:

                                                        NUMBER        OPTION
                                                      OF SHARES       PRICE
                                                      ---------       --------

       Outstanding at October 1, 1992                   34,140        $7.05
       Canceled or expired                              34,140        $7.05
                                                        ------        ------
       Outstanding at September 30, 1993                     0
                                                        ======

      No options were granted during 1994.

17.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

       In the normal course of business, the Company has various outstanding commitments to extend credit, which are not reflected in the accompanying financial statements, including approximately $8,440,000 of unfunded lines of credit, revolving credit and unfunded loan commitments at September 30, 1994. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and unfunded lines of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

       Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral required, if deemed necessary, is based on management's credit evaluation of the customer. Collateral varies, but may include accounts receivable, inventory, fixed assets, and residential and commercial real estate.

18.    SUBSEQUENT EVENT:

       Through November 23, 1994, the Company has issued an additional 23,780 shares of common stock for $107,010, for $4.50 per share.

SUPPLEMENTAL INFORMATION

[COOPERS & LYBRAND LETTERHEAD]





ACCOUNTANT'S REPORT ON SUPPLEMENTAL INFORMATION


Board of Directors
Key Florida Bancorp, Inc.

Our report on the audit of the basic consolidated financial statements of Key Florida Bancorp, Inc. and subsidiaries, as of September 30, 1994 and for the year then ended appears on page 1. This audit was conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary consolidating information accompanying the consolidated financial statements is not necessary for fair presentation of the consolidated financial position and results of operations of Key Florida Bancorp, Inc. and subsidiaries in conformity with generally accepted accounting principles. The supplemental information is presented only for purposes of additional analysis and is not a required part of the basic consolidated financial statements. The supplemental consolidating information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements, and, in our opinion, is fairly stated, in all material respects, in relation to the basic consolidated financial statements taken as a whole.




                                                    /s/ COOPERS & LYBRAND LLP

Tampa Florida
November 23, 1994

KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
September 30, 1994



                                                      Key Florida Funding Corp.    Key Florida Bank      Key Florida Bancorp, Inc.
                                                      -------------------------    ----------------      -------------------------
Cash and due from banks                               $                             $    1,763,292         $            89,221
Interest bearing deposits                                                                  107,293
Federal funds sold                                                                               0
Investment securities                                                                   11,031,863
Loans held for sale                                                                              0
Loans receivable                                                                        71,344,829
Loan origination costs, net                                                                226,079
Allowance for loan losses                                                                 (612,601)
Bank premises and equipment, net                                                           992,701
Accrued interest receivable                                                                502,725
Other real estate owned, net                                                               286,318                     417,087
Federal Home Loan Bank stock, at cost                                                      936,000
Loan servicing rights acquired and excess servicing
    fees receivable                                                                        366,436
Prepaid expenses and other assets                                    78,921                284,480
Deferred tax asset                                                                          34,000
Investment in subsidiary                                                                         0                   4,025,574
                                                      ---------------------         --------------         -------------------
                                                      $              78,921         $   87,263,415         $         4,531,882
                                                      =====================         ==============         ===================
Non-interest bearing deposits                         $                             $    3,173,734         $
Interest bearing demand deposits                                                         5,143,133
Money market deposits                                                                    4,294,114
Savings deposits                                                                         1,639,540
Time deposits                                                                           59,521,878
Federal Home Loan Bank advances                                                          9,250,000
Notes payable                                                                                    0                     495,073
Accrued interest payable                                                                    71,151
Amounts due on loans serviced                                                               17,616
Accrued expenses and other liabilities                                   72                171,524                      81,906
Income taxes currently payable                                                              34,000
                                                      ---------------------         --------------         -------------------
                                                                         72             83,316,690                     576,979
                                                      ---------------------         --------------         -------------------
Series A preferred stock                                                                                               430,250
Common stock                                                                               367,830                       8,011
Additional paid-in capital                                           57,860              4,906,130                   5,091,962
Accumulated deficit                                                  20,989             (1,327,235)                 (1,570,413)
Treasury stock, at cost                                                                          0                      (4,907)
                                                      ---------------------         --------------         -------------------
                                                                     78,849              3,946,725                   3,954,903
                                                      ---------------------         --------------         -------------------
                                                      $              78,921         $   87,263,415         $         4,531,882
                                                      =====================         ==============         ===================


                                                                                          Consolidated
                                                           Eliminations             Key Florida Bancorp, Inc.
                                                      ---------------------         -------------------------
Cash and due from banks                               $              89,221         $               1,763,292
Interest bearing deposits                                                                             107,293
Federal funds sold                                                                                          0
Investment securities                                                                              11,031,863
Loans held for sale                                                                                         0
Loans receivable                                                                                   71,344,829
Loan origination costs, net                                                                           266,079
Allowance for loan losses                                                                            (612,601)
Bank premises and equipment, net                                                                      992,701
Accrued interest receivable                                                                           502,725
Other real estate owned, net                                                                          703,405
Federal Home Loan Bank stock, at cost                                                                 936,000
Loan servicing rights acquired and excess servicing                                                         0
    fees receivable                                                                                   366,436
Prepaid expenses and other assets                                   (78,921)                          284,480
Deferred tax asset                                                                                     34,000
Investment in subsidiary                                         (4,025,574)                                0
                                                      ---------------------         -------------------------
                                                      $          (4,193,716)        $              87,680,502
                                                      =====================         =========================


Non-interest bearing deposits                         $                             $               3,173,734
Interest bearing demand deposits                                                                    5,143,133
Money market deposits                                                                               4,294,114
Savings deposits                                                                                    1,639,540
Time deposits                                                       (89,221)                       59,432,657
Federal Home Loan Bank advances                                                                     9,250,000
Notes payable                                                                                         495,073
Accrued interest payable                                                                               71,151
Amounts due on loans serviced                                                                          17,616
Accrued expenses and other liabilities                              (78,921)                          174,581
Income taxes currently payable                                                                         34,000
                                                      ---------------------         -------------------------
                                                                   (168,142)        $              83,725,599
                                                      ---------------------         -------------------------

Series A preferred stock                                                                              430,250
Common stock                                                       (367,830)                            8,011
Additional paid-in capital                                       (4,963,990)                        5,091,962
Accumulated deficit                                               1,306,246                        (1,570,413)
Treasury stock, at cost                                                   0                            (4,907)
                                                      ---------------------         -------------------------
                                                                 (4,025,574)                        3,954,903
                                                      ---------------------         -------------------------
                                                      $          (4,193,716)        $              87,680,502
                                                      =====================         =========================

KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
for the year ended September 30, 1994




                                                        Key Florida Funding Corp.     Key Florida Bank     Key Florida Bancorp, Inc.
                                                        -------------------------     ----------------     -------------------------
Interest income:
   Interest and fees on loans                                                         $      5,265,090       $                  401
Interest and dividends on investment securities:
   U.S. Treasury securities                                                                     48,041
   U.S. Government agencies and mortgage-backed
        securities                                                                             407,062
   Other securities                                                                            275,653
Interest on federal funds sold                                                                   2,635
                                                        -------------------------     ----------------     ------------------------
                                                                                0            5,998,481                          401
                                                        -------------------------     ----------------     ------------------------
Interest expense:
   Interest on deposits                                                                      3,048,018
   Interest on notes payable                                                                         0                       44,530
   Interest on Federal Home Loan Bank advance                                                  604,489
                                                        -------------------------     ----------------     ------------------------
                                                                                0            3,652,507                       44,530
                                                        -------------------------     ----------------     ------------------------

Net interest income                                                             0            2,345,974                      (44,129)
Provision for loan losses                                                                       45,311
                                                        -------------------------     ----------------     ------------------------
Net interest income after provision for loan losses                                          2,300,663                      (44,129)
                                                        -------------------------     ----------------     ------------------------


Net gain on sale of loans                                                                      148,869
Gain on sale of investments                                                                     10,617
Loan servicing expense, net                                                                   (105,271)
Mortgage loan underwriting fees                                                                 34,380
Service charges on deposits accounts                                                            71,048
Service charges on loans                                                                        59,459
Other miscellaneous                                                                            183,173                       21,922
                                                        -------------------------     ----------------     ------------------------
Total other income                                                              0              402,275                       21,922
                                                        -------------------------     ----------------     ------------------------

Salaries and employee benefits                                                               1,194,223
Occupancy and equipment, net                                                                   385,187                        4,977
Data processing                                                                                111,948
Federal insurance premium                                                                      194,661
Legal and professional fees                                                                    211,888
Real estate owned expenses
Printing, supplies and postage                                                                  96,344
Telephone                                                                                       62,302
Supervisory examinations                                                                        38,631                        2,100
Intangible and personal property loans                                                           1,871
Bank service charges                                                                            35,710
Other miscellaneous                                                                            218,134                        7,935
                                                        -------------------------     ----------------     ------------------------
Total other expenses                                                            0            2,550,899                       15,012
                                                        -------------------------     ----------------     ------------------------

Net income (loss)                                       $                       0     $        152,039     $                (37,219)
                                                        =========================     ================     ========================


                                                                                                       Consolidated
                                                                     Eliminations                Key Florida Bancorp, Inc.
                                                               -----------------------           -------------------------
Interest income:
   Interest and fees on loans                                                                    $               5,265,491
Interest and dividends on investment securities:
   U.S. Treasury securities                                                                                         48,041
   U.S. Government agencies and mortgage-backed
        securities                                                                                                 407,062
   Other securities                                                                                                275,653
Interest on federal funds sold                                                                                       2,635
                                                               -----------------------           -------------------------
                                                                                     0                           5,998,882
                                                               -----------------------           -------------------------
Interest expense:
   Interest on deposits                                                         (2,158)                          3,045,860
   Interest on notes payable                                                                                        44,530
   Interest on Federal Home Loan Bank advance                                                                      604,489
                                                               -----------------------           -------------------------
                                                                                (2,158)                          3,694,879
                                                               -----------------------           -------------------------
Net interest income                                                              2,158                           2,304,003
Provision for loan losses                                                                                           45,311
                                                               -----------------------           -------------------------
Net interest income after provision for loan losses                              2,158                           2,258,692
                                                               -----------------------           -------------------------
Net gain on sale of loans                                                                                          148,869
Gain on sale of investments                                                                                         10,617
Loan servicing expense, net                                                                                       (105,271)
Mortgage loan underwriting fees                                                                                     34,380
Service charges on deposits accounts                                                                                71,048
Service charges on loans                                                                                            59,459
Other miscellaneous                                                            (21,758)                            183,337
                                                               -----------------------           -------------------------
Total other income                                                             (21,758)                            402,439
                                                               -----------------------           -------------------------
Salaries and employee benefits                                                                                   1,194,223
Occupancy and equipment, net                                                   (19,600)                            370,564
Data processing                                                                                                    111,948
Federal insurance premium                                                                                          194,661
Legal and professional fees                                                                                        211,888
Real estate owned expenses                                                                                               0
Printing, supplies and postage                                                                                      96,344
Telephone                                                                                                           62,302
Supervisory examinations                                                                                            40,731
Intangible and personal property loans                                                                               1,871
Bank service charges                                                                                                35,710
Other miscellaneous                                                                                                226,069
                                                               -----------------------           -------------------------
Total other expenses                                                           (19,600)                          2,546,311
                                                               -----------------------           -------------------------

Net income (loss)                                              $                     0           $                 114,820
                                                               =======================           =========================